Exhibit 99.1

CBAK Energy Announces Entry into Agreement for Registered Direct Placement of $49.2 Million of Common Stock and Warrants

DALIAN, China, December 8, 2020 /PRNewswire/ -- CBAK Energy Technology, Inc. (“CBAK Energy”, or the “Company”, NASDAQ: CBAT), a leading lithium-ion battery manufacturer and electric energy solution provider, announced that it has entered into a securities purchase agreement with certain institutional investors for a registered direct placement of approximately $49.2 million of common stock at a price of $5.18 per share. The Company will issue a total of 9,489,800 shares of common stock to the institutional investors. As part of the transaction, the Company will also issue to the investors warrants (“Warrants”) for the purchase of up to 3,795,920 shares of common stock at an exercise price of $6.46 per share, which Warrants will have a term of 36 months from the date of issuance. During the term of Warrants, if the closing bid price of the common stock is equal to or greater than $16.15 per share for seven consecutive trading days and aggregate daily dollar trading volume exceeds $100 million per day during this seven-day period and certain other conditions are satisfied, the Company has the option to redeem all, or any part, of then-outstanding Warrants at $0.001 for each share issuable upon the exercise of the redeemed Warrants. The net proceeds from this offering will be used for general working capital purposes including the repayment of some outstanding debts.  The completion of the placement is expected to occur on or about December 10, 2020, subject to the satisfaction of customary closing conditions.

FT Global Capital, Inc. acted as the exclusive placement agent and The Benchmark Company, LLC acted as co-agent for the transaction. These securities are being offered through a prospectus supplement pursuant to the Company’s effective shelf registration statement and the base prospectus contained therein. A shelf registration statement (SEC Filing No. 333-250893) relating to these securities has been filed with and was declared effective by the Securities and Exchange Commission (the “SEC”) on December 3, 2020.

A prospectus supplement related to the offering will be filed with the SEC. This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

For further details of this transaction, please see the Form 8-K to be filed with the SEC.

About CBAK Energy

CBAK Energy Technology, Inc. (NASDAQ: CBAT) is a leading high-tech enterprise engaged in the R&D, manufacture, and sales of high power lithium batteries. The application of its products and solutions covers such areas as electric vehicles, light electric vehicles, electric tools, transportation and energy storage. As the first lithium battery company in China  listed in NASDAQ in 2006, CBAK Energy possesses China’s first production base specially engaged in power battery, and has has multiple operating subsidiaries in both Dalian and Nanjing and a large-scale R&D and production base in Dalian..

For more information, please visit www.cbak.com.cn

Safe Harbor Statement

This press release contains certain statements that may include “forward-looking statements.” All statements other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the applicable securities laws, the Company does not assume a duty to update these forward-looking statements.

For More Information:

CBAK Energy Technology, Inc.

Ms. Yuna Pei

Phone: +86-0411-39185900

Email: IR@cbak.com.cn